Exhibit 11.1

                       EVEREST REINSURANCE HOLDINGS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
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                                                   Years Ended December 31,
                                         --------------------------------------------
(Dollars in thousands)                       1999            1998            1997
                                         ------------    ------------    ------------
Net Income (Numerator)                   $    158,061    $    165,197    $    154,955

Weighted average common and effect
  of dilutive shares used in the
  computation of net income per share:
  Average shares outstanding
   - basic (denominator)                   48,508,815      50,374,329      50,476,330
   Effect of dilutive shares:
    Options outstanding                       176,542         287,298         285,685
    Options exercised                             253             739             676
    Options cancelled                             135           2,632           2,476
                                         ------------    ------------    ------------
  Average share outstanding
   - diluted (denominator)                 48,685,745      50,664,998      50,765,167

Net Income per common share:
  Basic                                  $       3.26    $       3.28    $       3.07
  Diluted                                        3.25            3.26            3.05

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